UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2019

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run
Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	ONTX	The Nasdaq Stock Market LLC
Warrants to purchase common stock	ONTXW	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2019, Onconova Therapeutics, Inc. (“we,” “us,” “our,” or the “Company”) entered into definitive securities purchase agreements (each, a “Purchase Agreement” and collectively, the “Purchase Agreements”) with certain institutional investors for the issuance and sale in a registered direct offering of 27,662,518 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price of $0.3615 per share, for aggregate gross proceeds of approximately $10.0 million. The offering closed on January 3, 2020.

As previously disclosed on our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2019, we have entered into an Engagement Letter with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as exclusive placement agent for the offering. We have agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds in the offering.

In addition, in connection with the offering, we have agreed to pay Wainwright (a) a management fee equal to 1.0% of the gross proceeds raised in the offering; (b) $85,000 for non-accountable expenses; and (c) $10,000 for clearing fees.

We also have agreed to issue to Wainwright (or its designees) placement agent warrants to purchase up to 1,383,126 shares of Common Stock (“Placement Agent Warrants”), which represents a number of shares of Common Stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the offering. Each Placement Agent Warrant will have an exercise price of $0.4519 per share of Common Stock and will have a term of four years from the date of issuance.

Additionally, we have granted to Wainwright, subject to certain conditions, a twelve-month right of first refusal with respect to additional raises of funds by us. In addition, if any investor introduced to us by Wainwright participates in a capital raising transaction during the eight months following termination or expiration of our engagement of Wainwright, we have agreed to pay to Wainwright the cash compensation described herein in connection with capital provided by such investor.

The net proceeds to us from the offering, after deducting Wainwright’s placement agent fees and expenses and other estimated offering expenses payable by us, were approximately $9.025 million.

The shares of Common Stock and Placement Agent Warrants (and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants) are offered and sold pursuant to a prospectus dated December 28, 2017, and a prospectus supplement dated as of December 31, 2019, which was filed on January 3, 2020 in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-221684).

The Purchase Agreements contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements. Rather, investors and the public should look to other disclosures contained in our filings with the Securities and Exchange Commission.

The descriptions of terms and conditions of the Purchase Agreements and the Placement Agent Warrants set forth herein do not purport to be complete and are qualified in their entirety by the full text of the form of Purchase Agreement and the form of Placement Agent Warrant, which are attached hereto as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference.

A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the securities offered by us in the offering is attached as Exhibit 5.1 hereto.

On December 31, 2019, the Company issued a press release announcing its entry into the Purchase Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On January 3, 2020, the Company issued a press release announcing the closing of the offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Placement Agent Warrant

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Form of Securities Purchase Agreement, dated as of December 31, 2019, among Onconova Therapeutics, Inc. and the Purchasers named therein

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

99.1	Press release of Onconova Therapeutics, Inc. issued on December 31, 2019

99.2	Press release of Onconova Therapeutics, Inc. issued on January 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2020	Onconova Therapeutics, Inc.

	By:	/s/ Mark Guerin
Name: Mark Guerin
Title: Chief Financial Officer